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                                                                       Exhibit 5

                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
AUSTIN                         ATTORNEYS AT LAW
BRUSSELS          A REGISTERED LIMITED LIABILITY PARTNERSHIP
DALLAS                INCLUDING PROFESSIONAL CORPORATIONS
HOUSTON
LONDON
LOS ANGELES                 1500 NATIONSBANK PLAZA
MOSCOW                        300 CONVENT STREET
NEW YORK                   SAN ANTONIO, TEXAS  78205
PHILADELPHIA                    (210) 270-0800
WASHINGTON                    FAX (210) 224-2035


                               December 11, 1997



DATA RACE, Inc.
12400 Network Blvd.
San Antonio, Texas   78249

Gentlemen:

     We have acted as counsel to DATA RACE, Inc., a Texas corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), pursuant to the Company's registration statement on Form S-3 (the "Registration Statement") of an aggregate of up to 3,020,000 shares of the Company's Common Stock, no par value (the "Common Stock"), issued or issuable from time to time by the Company as follows:

     (i) up to 3,020,000 shares (the "Conversion Shares") issuable upon conversion of the Company's 1997 Series C Convertible Participating Preferred Stock (the "Preferred Stock"), issued and issuable hereafter to certain Selling Shareholders (as defined in the Registration Statement) in connection with a private placement of securities pursuant to a Securities Purchase Agreement entered into as of November 7, 1997, between the Company and the Selling Shareholders (the "Series C Purchase Agreement"); and

     (ii) up to 139,861 shares (the "Warrant Shares") issuable upon the exercise of stock purchase warrants (the "Series C Warrants") issued and issuable hereafter to certain Selling Shareholders pursuant to the Series C Purchase Agreement.

     We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed below. In rendering such opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinion, we have relied upon representations of the Company.
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DATA RACE, Inc.
December 11, 1997
Page 2

     Based upon such examination and representations, we advise you that, in our opinion:

     (i) when issued to the holders of the Preferred Stock in accordance with the Series C Purchase Agreement and the Certificate of Designation (as defined in the Series C Purchase Agreement), the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable; and

     (ii) when issued to the holders of the Series C Warrants upon the exercise thereof in accordance with the respective warrant agreements (including the payment of the exercise price specified therein), the Series C Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference of this firm under the caption "Legal Opinions" in the Prospectus contained therein.

     This opinion is to be used only in connection with the issuance of the Common Stock while the Registration Statement is in effect.

                                 Very truly yours,

                                 /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                 AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.